                                                                     EXHIBIT 2.4

                                 AMENDMENT TO
                           ASSET EXCHANGE AGREEMENT


     THIS AMENDMENT TO ASSET EXCHANGE AGREEMENT (this "Amendment") is made as of January 5, 2001, by and between MediaOne of Illinois, Inc. and Insight Communications Company, L.P. (together, the "Parties")

                                   RECITALS

     A. The Parties have entered into that Asset Exchange Agreement dated as of August 15, 2000 (the "Original Agreement," and as amended by this Amendment, the "Agreement"), pursuant to which Insight and AT&T Illinois have agreed to convey, or cause to be conveyed, to the Partnership certain cable television assets.

     B. The Parties wish to amend the Original Agreement as set forth in this Amendment.

                                  AGREEMENTS

     In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment will have the meaning given to them in the Original Agreement.

2.   Amendments to Section 1.

     (a) Section 1 of the Original Agreement is amended to add the following definition:

     "Adjustment Time" means 12:01 A.M. on January 1, 2001.

     (b) Section 1.20 of the Original Agreement is hereby amended and restated to read as follows:

     1.20  Closing Time.  12:01 A.M., Mountain Time, on the Closing Date.
           ------------

3. Closing Date. The Parties agree that if all of the conditions to the Closing contained in the Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived on or prior to January 5, 2001, then the Closing will occur on January 5, 2001, which date will be the "Closing Date" under the Agreement.

4.   Closing Adjustments.

     (a) Section 3.2 of the Original Agreement is amended and restated in its entirety as follows:

          3.2  Adjustments to Value of Assets.  The value of the AT&T Assets and
               ------------------------------
     the Insight Assets shall be adjusted as follows:

               (a) Appropriate adjustments on a pro rata basis as of the Adjustment Time will be made with respect to each of the AT&T Systems and Insight Systems for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable by the other party within 12 months after the Adjustment Time), accrued expenses (including real and personal property taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and, subject to paragraph (f) below, accounts receivable related to such party's Cable Business to the extent specified in Section 3.2(f), all as determined in accordance with GAAP consistently applied and to reflect the principle that all expenses and income attributable to such party's Cable Business for the period through and including the Adjustment Time are for the account of such party, and all expenses and income attributable to such party's Cable Business for the period after the Adjustment Time are for the account of the other party.

               (b) All advance payments to, or funds of third parties on deposit with, AT&T Illinois or Insight as of the Adjustment Time and relating to such party's Cable Business, including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by such party's Cable Business for converters, encoders, decoders, cable television service and related sales, shall be assumed by, and credited to the account of, the other party.

               (c) There shall be credited to each party the economic value of all accrued vacation time that such party credits after the Closing Time to the employees of the other party that are hired by such party pursuant to
     Section 7.3(f), where economic value is the amount equal to the cash compensation that would be payable to each such employee at his or her level of compensation on the Closing Date for a period equal to such employee's credited accrued vacation.

               (d) There shall be credited to AT&T Illinois and Insight, as applicable, the economic value of any salary paid by such party for periods after the Adjustment Time to employees that are hired by the other party pursuant to Section 7.3(f).

               (e) All deposits relating to the business and operations of each party's Systems that are held by Third Parties as of the Adjustment Time for the account of such party or as security for such party's performance of its obligations, including deposits on leases and deposits for utilities, will be credited to the account of such party in their full amounts and will become the property of the other party; provided that no adjustment will be made for any deposits the full benefit of which for contractual or other reasons cannot be made available to the other party within 12 months following the Adjustment
Time.

               (f) Neither AT&T Illinois nor Insight will receive credit for any of its (i) accounts receivable resulting from cable television or internet service sales any portion of which is 60 days or more past due as of the Adjustment Time, or (ii) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Adjustment Time. AT&T Illinois and Insight will receive credit for accounts receivable resulting from cable television or internet service sales the entire portion of which are 0-59 days past due as of the Adjustment Time in an amount equal to 99% of the face amount of such accounts receivable. For purposes of making "past due" calculations under the foregoing sentence, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided. AT&T Illinois and Insight will receive credit for advertising accounts receivable as follows: (i) 100% of the face amount of the advertising accounts receivable which are outstanding 30 days or less from the invoice date, (ii) 95% of the face amount of all advertising accounts receivable which are outstanding more than 30 but fewer than 61 days from the invoice date, (iii) 80% of the face amount of all advertising accounts receivable which are outstanding more than 60 but fewer than 91 days from the invoice date, and (iv) 50% of the face amount of all advertising accounts receivable which are outstanding more than 90 but fewer than 121 days from the invoice date. Neither AT&T Illinois nor Insight will receive credit for advertising accounts receivable which are outstanding more than 120 days from the invoice date. Notwithstanding the foregoing, each of AT&T Illinois and Insight will receive credit for 100% of the face amount of their advertising accounts receivable from national and regional representation accounts, regardless of the age thereof.

               (g) Any amounts paid, or accrued as a current liability, prior to the Adjustment Time by AT&T Illinois or its Affiliates with respect to retroactive franchise fees in respect of the AT&T Systems, or by Insight or its Affiliates with respect to retroactive franchise fees in respect of Insight's Systems will be credited to the account of AT&T Illinois or Insight, as applicable, in their full amounts to the extent that (i) such amounts can legally be passed through to and collected from subscribers of the AT&T Systems or the Insight Systems after Closing, and (ii) no agreement has been entered into prohibiting the collection of such amounts, with such amounts with respect to the AT&T Systems being assets of Insight upon collection and such amounts with respect to the Insight Systems being assets of AT&T Illinois upon collection.

               (h) AT&T Illinois shall receive a credit, not to exceed $3,200,000, equal to the amount of capital expenditures by AT&T Illinois during the period from September 30, 1999 through the Adjustment Time relating to (i) the upgrade and rebuild of the AT&T Systems' plant capacity and associated items (including headend sites and headend equipment to expand channel capacity), and
(ii) the launch of digital services for the AT&T Systems, including the purchase of digital converters (but not including digital converters purchased in the ordinary course of business to replace lost, stolen or defective digital converters), the launch of telephony services, and the launch of high speed data services, including the purchase of modems.

               (i) The adjustments provided for in this Section 3.2 will be made without duplication. In addition, none of the adjustments provided for in this Section 3.2 will be made with respect to any Excluded Asset or with respect to any item of income or expense related to an Excluded Asset.

               (j)  The net amount of the adjustments calculated under this
     Section 3.2 (the "Adjustment Amount"), as preliminarily determined pursuant to Section 3.3, shall be paid by AT&T Illinois or Insight, as applicable to the other party at the Closing by wire transfer of immediately available funds.

     (b) Section 3.3 of the Original Agreement is amended and restated in its entirety to read as follows:

          3.3  Calculation of Adjustments.
               --------------------------

               (a) Each of AT&T Illinois and Insight will estimate in good faith with respect to its Systems, and set forth, together with a detailed statement of the calculation thereof, the adjustments and prorations with respect to its Cable Business prescribed by Section 3.2 (the "Pro Rata Adjustments") in a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of such party and delivered to the other party at least 10 Business Days prior to the Closing. Each Initial Adjustment Certificate will be accompanied by appropriate supporting documentation, including an accounts receivable detail with relevant aging information as of the Adjustment Time, in summary form, supporting the determination of the Pro Rata Adjustments proposed in such certificate. Following receipt of such Initial Adjustment Certificate, the recipient shall have five Business Days to review such schedule and supporting information and to notify the preparer of such Initial Adjustment Certificate of any disagreements with the preparer's estimates of its Pro Rata Adjustments. If the recipient provides a notice of disagreement with the preparer's estimates of such amounts within such five Business Day period, AT&T Illinois and Insight shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing on such estimated amounts as of the Adjustment Time. The estimates so agreed upon by AT&T Illinois and Insight or (if the parties do not reach such an agreement on such estimated amounts set forth in the Initial Adjustments Certificate prior to the Closing Date or if the recipient fails to provide a notice of disagreement with the preparer's estimates of such amounts within the time provided) the estimates of such Pro Rata Adjustments set forth in the Initial Adjustments Certificate shall be the basis for determining the preliminary Adjustment Amount payable pursuant to Section
     3.2. All disagreements that may exist with respect to the Initial Adjustment Certificate shall be resolved in connection with the preparation of the Final Adjustment Certificate pursuant to paragraph (b) below.

               (b) Within 90 days after the Closing, each of AT&T Illinois and Insight will deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail its final determination of the Pro Rata Adjustments with respect to its Systems, which certificate will be accompanied by appropriate documentation supporting the amounts proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Adjustment Time, and which will be executed by an officer of such party. Each party will review the other's Final Adjustment Certificate and will give written notice to the other party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. AT&T Illinois and Insight will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portions of the Pro Rata Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either Insight or AT&T Illinois (or any Affiliate of either of them) and the determination of such auditor will be final and will be binding upon all parties. If Insight and AT&T Illinois cannot agree with respect to the selection of an auditor, Insight and AT&T Illinois will each select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon all parties. Insight and AT&T Illinois will bear equally the expenses arising in connection with an auditor's determination of disputed amounts, and payment of the final Adjustment Amount (after taking into account any estimated Adjustment Amount paid at the Closing) will be made by the party responsible therefor to the other party in immediately available funds within 15 Business Days after the final determination is made.

               (c) Each of AT&T Illinois and Insight will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial Adjustment Certificate and Final Adjustment Certificate and as may be necessary in the preparation of the other party's Initial Adjustment Certificate and Final Adjustment Certificate.

5.   Assumed Obligations and Liabilities.

     (a) Section 4.1 of the Original Agreement is amended and restated in its entirety to read as follows:

          4.1  AT&T Assumed Obligations and Liabilities.  As of the Closing,
               ----------------------------------------
     AT&T Illinois will assume and after the Closing, AT&T Illinois will pay, discharge and perform the following (the "AT&T Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Insight Assets assigned and transferred to AT&T Illinois at the Closing; (b) those obligations and liabilities of Insight to customers of Insight's Cable Business for (i) subscriber deposits related to the Insight Systems held by Insight as of the Adjustment Time in the amount for which AT&T Illinois received credit under to Section 3.2 and (ii) customer, advertising and other advance payments held by Insight as of the Adjustment Time in the amount for which AT&T Illinois received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to Insight's Cable Business prior to the Adjustment Time in respect of which AT&T Illinois received a credit pursuant to Section 3.2; and (d) all other remaining obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the ownership of the Insight Assets or the operation of the Insight Systems after the Closing

     Time, except to the extent that such obligations or liabilities relate to any Insight Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Insight Assets or the Insight Systems other than the AT&T Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Insight, including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of the Insight Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time or (z) any Insight Excluded Asset.

     (b) Section 4.3 of the Original Agreement is amended and restated in its entirety to read as follows:

          4.3  Insight Assumed Obligations and Liabilities.  As of the Closing,
               -------------------------------------------
     Insight will assume and after the Closing, Insight will pay, discharge and perform the following (the "Insight Assumed Obligations and Liabilities"):
     (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the AT&T Assets assigned and transferred to Insight at the Closing; (b) those obligations and liabilities of AT&T Illinois to customers of AT&T's Cable Business for (i) subscriber deposits related to the AT&T Systems held by AT&T Illinois as of the Adjustment Time in the amount for which Insight received credit under
     Section 3.2 and (ii) customer, advertising and other advance payments held by AT&T Illinois as of the Adjustment Time in the amount for which Insight received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to AT&T's Cable Business prior to the Adjustment Time in respect of which Insight received a credit pursuant to Section 3.2; and
     (d) all other remaining obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the ownership of the AT&T Assets or operation of the AT&T Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any AT&T Excluded Asset. It is understood and agreed that at the closing of the Contribution, the Partnership shall assume the Insight Assumed Obligations and Liabilities to the extent related to the period from and after the "Closing Time" or the "Adjustment Time," as applicable, under the Contribution Agreement for the benefit of AT&T Illinois and its Affiliates and upon such assumption, Insight shall have no further obligation or liability in respect of the same to the extent assumed by the Partnership. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the AT&T Assets or the AT&T Systems other than the Insight Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of AT&T Illinois including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of the AT&T Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time, or (z) any AT&T Excluded Asset, including the Media One Social Contract and, subject to Section 7.19, the pending Settlement Agreement and Release that may relate to certain of the AT&T Systems with respect to late fees charged by them, a copy of which, in the form submitted to the courts, has been provided to Insight by AT&T (the "AT&T Late Fee Settlement").

6.   Amended Covenants.

     (a) Section 7.3(b) of the Original Agreement is amended and restated in its entirety to read as follows:

               (b) Each party or its Affiliates will pay to all employees of its Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance (if applicable), insurance, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.2(c) to be carried over pursuant to
     Section 7.3(f)), pension, profit sharing, disability payment, medical, sick pay and other compensation or benefits to which they are entitled for periods through and including the date of termination of the employee's employment with such party, in accordance with the terms and conditions of any arrangement providing for such compensation or benefits, including, without limitation, all amounts, if any, payable on account of the termination of their employment. Each party will reimburse the other for any such compensation paid by the transferor party to the employees of their respective Cable Businesses for periods after the Adjustment Time. The transferor party shall promptly satisfy any legal obligation with respect to continuation of group health coverage for its employees required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA.

     (b) Section 7.3(d) of the Original Agreement is amended and restated in its entirety to read as follows:

               (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of either party or its Affiliates or arising under any Legal Requirement affecting System employees of such party or its Affiliates incurred through and including the Closing Time or resulting from or arising from events, obligations or occurrences occurring or commencing through and including the Closing Time will remain the responsibility of such party, whether or not such employees are hired by the other party after the Closing Time. The hiring party will be responsible for any such claims and obligations from and after the Closing Time. Neither party will have or assume any obligation or liability under or in connection with any such plan maintained by the other party or its Affiliates. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits when the treatment is provided, except with respect to such benefits provided in connection with a continuous period of hospitalization, which shall be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the death, disability or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit. In regard to any Employee on Leave Status, such responsibility for benefit coverage of such employee, and liability for payment of benefits, shall remain that of the transferor party, until such employee becomes a Hired Employee of the transferee party after the Closing Time pursuant to Section 7.3.(a) or is terminated by the transferor party or its respective Affiliates.

     (c) Section 7.26 of the Original Agreement is amended and restated in its entirety to read as follows:

          7.26  [Intentionally Deleted]

     (d)  Section 7 of the Original Agreement is amended to add the following
     Section 7.28:

          7.28   Advertising Sales.  Section 7.29 of the Contribution Agreement,
                 -----------------
     as amended, shall govern any advertising sales arrangements between the AT&T Illinois and Insight.

     (e)  Section 7 of the Original Agreement is amended to add the following
Section 7.29:

          7.29      Real Property Transfers.
                    -----------------------

                    (a) Insight and AT&T Illinois will each deliver to the other, within 30 days after Closing, any documents that Insight or AT&T Illinois, as applicable, has not executed and delivered to the other at the Closing and that are necessary to (i) record with the appropriate Governmental Authority the deeds delivered in accordance with Section 9.2(c) of this Agreement, in the case of deed deliveries by AT&T Illinois (if any), and Section 9.3(b) of this Agreement, in the case of deed deliveries by Insight and (ii) pay any Taxes or fees associated with such recording or the conveyance of the Owned Real Property to the other. The transfer or similar Taxes, recording fees and other expenses associated with recording the deeds for the Insight Owned Real Property shall be advanced by AT&T Illinois at the time of recording and adjusted between Insight and AT&T Illinois in accordance with the provisions of Section 7.8 of the Original Agreement on the Final Adjustment Certificates. The payment of Taxes and fees in connection with the recording of the deeds evidencing the transfer of the AT&T Owned Real Property, if any, shall be governed by
     Section 7.30 of the Contribution Agreement, as amended.

                    (b) If Insight or AT&T Illinois makes a good faith error in calculating any transfer or similar Taxes payable by such party in connection with the transfer of its Owned Real Property to the other, or if the amount of any such Tax, recording fee or similar charge paid or tendered in connection with recording the deeds described in Section 7.29(a) is finally determined to be insufficient by any Governmental Authority, Insight and/or AT&T Illinois, as applicable in accordance with
     Section 7.8 of this Agreement, shall reimburse the other for all additional amounts paid in connection with such transfer, which amounts will be deemed to include any penalties and interest associated with such Taxes or payments, (which reimbursement may be effected by appropriate adjustments in the Final Adjustment Certificates of Insight and AT&T Illinois).

                     (c) The provisions in this Section 7.29 do not relieve AT&T Illinois or

     Insight from any other obligations under this Agreement unless such obligations are directly in conflict with the provisions set forth in this
     Section 7.29.

     (f)  Section 7 of the Original Agreement is amended to add the following
Section 7.30:

          7.30  Lien Releases.  To the extent Insight or AT&T Illinois has not
                -------------
     delivered at Closing the Lien Releases required by Section 9.2(d) and 9.3(d) of the Agreement, Insight and AT&T Illinois will each deliver to the other, within 20 days of Closing, (i) evidence, reasonably satisfactory to the recipient of such evidence, that all Liens (other than Permitted Liens) affecting or encumbering the Insight Assets or AT&T Assets, as applicable, have been terminated, released or waived, as appropriate, and (ii) original, executed instruments in form reasonable satisfactory to such recipient party effecting such termination, releases or waivers; provided, however, that in the case of the delinquent Taxes shown on the December 8, 2000 title commitment for 212 South Indian Hill Boulevard, Claremont, California, Insight also shall provide, within 90 days after Closing, whatever evidence, payment or release is reasonably acceptable to Chicago Title, or will take such other actions reasonably acceptable to Chicago Title, to permit it to delete the exceptions taken for such Taxes and UCC-1 financing statements on AT&T Illinois' title policy for such property. Insight shall pay the cost of the endorsement issued by Chicago Title to delete the exceptions described above. If Insight has not complied with the obligations described above, AT&T Illinois will receive a credit for any such outstanding Taxes (including interest and penalties, if any, and the cost for the endorsement to delete the exceptions relating to Taxes), which credit will be reflected in the Final Adjustment Certificates delivered by AT&T Illinois and Insight pursuant to Section 3.3 of the Agreement. Upon receipt of the credit by AT&T Illinois (i) Insight shall be released from any and all obligations pertaining to the delinquent Taxes shown on AT&T Illinois' title policy described above and (ii) AT&T Illinois shall submit a payment equal to the credit received from Insight to the appropriate Governmental Authorities in satisfaction of the delinquent taxes on behalf of Insight.

     (g) Section 7 of the Original Agreement is amended to add the following
Section 7.31:

     7.31 Copyright Fees and Franchise Fees.
          ---------------------------------

          (a) AT&T Illinois shall prepare and file in a timely manner all filings for the AT&T Systems for all periods ending on or prior to the Adjustment Time that are required to be filed after the Adjustment Time pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. AT&T Illinois shall be responsible for and shall pay in a timely manner all amounts payable pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office for the AT&T Systems for all periods ending on or prior to the Adjustment Time. AT&T Illinois shall provide Insight with copies of all filings in the form filed with the Copyright Office together with evidence of payment of all copyright royalty fees and other amounts paid to the Copyright Office pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. AT&T Illinois shall be responsible for and shall timely respond to all Copyright Office and third party inquiries relating to AT&T Illinois' copyright filings and royalty fee payments for the AT&T Systems covering all periods ending on or prior to the Adjustment Time and shall provide Insight with copies of all such inquiries and correspondence between AT&T Illinois, the Copyright Office or third parties related to AT&T Illinois' copyright filings and royalty fee payments for the AT&T Systems.

          (b) Insight shall prepare and file in a timely manner all filings for the Insight Systems for all periods ending on or prior to the Adjustment Time that are required to be filed after the Adjustment Time pursuant to
     Section 111 of the Copyright Act and the related regulations of the Copyright Office. Insight shall be responsible for and shall pay in a timely manner all amounts payable pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office for the Insight Systems for all periods ending on or prior to the Adjustment Time. Insight shall provide AT&T Illinois with copies of all filings in the form filed with the Copyright Office together with evidence of payment of all copyright royalty fees and other amounts paid to the Copyright Office pursuant to Section 111 of the Copyright Act and the related regulations of the Copyright Office. Insight shall be responsible for and shall timely respond to all Copyright Office and third party inquiries relating to Insight's copyright filings and royalty fee payments for the Insight Systems covering all periods ending on or prior to the Adjustment Time and shall provide AT&T Illinois with copies of all such inquiries and correspondence between Insight, the Copyright Office or third parties related to Insight's copyright filings and royalty fee payments for the Insight Systems.

          (c) AT&T Illinois shall be responsible for and shall pay in a timely manner all franchise fees and other amounts payable pursuant to the AT&T System Franchises for all periods ending on or prior to the Adjustment Time, shall prepare and timely submit to the applicable franchising authorities all related reports, and shall timely respond to all inquiries from the applicable franchising authority relating to such franchise fee payments. AT&T Illinois shall provide Insight with evidence of payment of all such amounts and copies of all reports and related correspondence in the form submitted to or received from the franchising authorities.

          (d) Insight shall be responsible for and shall pay in a timely manner all franchise fees and other amounts payable pursuant to the Insight System Franchises for all periods ending on or prior to the Adjustment Time, shall prepare and timely submit to the applicable franchising authorities all related reports, and shall timely respond to all inquiries from the applicable franchising authority relating to such franchise fee payments. Insight shall provide AT&T Illinois with evidence of payment of all such amounts and copies of all reports and related correspondence in the form submitted to or received from the franchising authorities.

7. Final Schedules. The Schedules delivered by AT&T Illinois on October 26, 2000 constitute the final AT&T Illinois Schedules to the Original Agreement (the "Final AT&T Schedules"). The Schedules delivered by Insight on October 27, 2000 constitute the final Insight Schedules to the Original Agreement (the "Final Insight Schedules"). The Final AT&T Schedules and Final Insight Schedules (together, the "Final Schedules") were delivered in accordance with Section 7.27 of the Agreement and are deemed to have been attached to the Original Agreement and to have been a part thereof for all purposes as of the execution date of the Original Agreement. Attached as Exhibit 1

(with respect to the Insight Final Schedules) and Exhibit 2 (with respect to the AT&T Final Schedules) are (a) copies of the Final Schedules incorporating corrections (the "Corrected Schedules") necessary to reflect any agreements between the parties, with respect to the assignment or transfer of retransmission consent agreements, construction contracts, advertising sales assets or call center services, or corrections as to factual matters set forth in the Final Schedules that have discovered to be incorrect since the delivery of the Final Schedules and (b) blacklined versions of the Corrected Schedules compared to the Final Schedules. The corrections made to the Final Schedules as described above are deemed to be incorporated into each party's Final Schedules and are deemed to have been attached to the Original Agreement and to have been a part thereof for all purposes as of the execution date of the Original Agreement.

8.   Transitional Services.

     (a) Insight agrees that it will provide, or will cause its Affiliates to provide, to AT&T Illinois, as necessary, the transitional services described on
Exhibit 3 to this Amendment (the "Transitional Services") for the periods
specified for each such service on Exhibit 3.   The Transitional Services
provided by Insight pursuant to this Section 8(a) will be substantially similar to the quality, nature and scope of comparable services provided to the Insight Systems prior to the Closing and otherwise on terms and conditions mutually satisfactory to the Parties. During the period when the Transitional Services are provided, AT&T Illinois will use commercially reasonable efforts, or will cause its Affiliates to use commercially reasonable efforts, to establish any necessary arrangements to permit AT&T Illinois to provide the Transitional Services directly to the Insight Systems without further assistance from Insight. AT&T Illinois will reimburse Insight for any reasonable costs (which in no event will be less than the actual out-of-pocket costs to Insight of providing such services) associated with the provision of the Transitional Services promptly upon the receipt of an invoice from Insight specifying such costs. AT&T Illinois will cooperate in good faith to effect (i) the transition of email and network services for the Insight Systems to its own, or its Affiliates', email and network systems within 30 days after the Closing and (ii) the transition of customer credit card payment processing for the Insight Systems to the processing system of AT&T Illinois within 90 days after the Closing.

     (b) Notwithstanding Section 11.3 or Section 11.6 of the Original Agreement, neither Insight nor any of its Affiliates will be liable to AT&T Illinois or any of its Affiliates for any Losses arising out of, relating to or in connection with this Section 8 or the performance or non-performance by Insight of the Transitional Services hereunder, except to the extent such Losses are attributable to Insight's or its Affiliates' bad faith, gross negligence or willful misconduct or breach of this Section 8. AT&T Illinois shall indemnify each of Insight and its Affiliates for, and hold each of them harmless from and against, any and all Losses arising out of, relating to or in connection with this Section 8 or the performance or non-performance by Insight of the Transitional Services, except to the extent such Losses are attributed to Insight's or its Affiliate's bad faith, gross negligence or willful misconduct or breach of this Section 8. Such indemnification by AT&T Illinois will include but not be limited to any Losses arising out of the AT&T Illinois', or its Affiliates', use of or access to the Insight's email or network systems.

     (c) This Section 8 supersedes Section 7.12 of the Original Agreement as it relates to

Insight's obligation to provide Transitional Billing Services as described therein. The notices provided by the Parties pursuant to Section 7.12 of the Original Agreement shall not be affected by Section 8 of this Amendment.

     (d) The provision of any Transitional Services related to the AT&T Systems will be governed by the terms of Section 11 to the Amendment to the Contribution Agreement dated January 5, 2001.

9. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original. This Amendment will be binding on the parties only upon the delivery of original, true photocopy or facsimile of manually-executed counterparts, and may not be executed or delivered electronically (other than delivery by facsimile).

10.  Governing Law.   THIS AMENDMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL
BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

11. Severability. Any term or provision of this Amendment that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Amendment. The provisions of this Amendment shall survive the delivery of any deed evidencing the conveyance of Owned Real Property in conformance with the Agreement.

12. Construction of Amendment. This Amendment has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Amendment or any provision of this Amendment against the party drafting this Amendment will not apply in any construction or interpretation of this Amendment. The word "include" and derivatives of that word are used in this Amendment in an illustrative sense rather than limiting sense.

13. Effect of Amendment. Except as amended by this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force. From and after the date of this Amendment, each reference in the Original Agreement to "this Agreement," "hereof," hereunder" or words of like import, and all references to the Original Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Original Agreement, as amended by this Amendment.

                 [Remainder of page intentionally left blank]

     The parties have executed this Amendment to Asset Exchange Agreement as of the day and year first above written.

                              MEDIAONE OF ILLINOIS, INC.


                              By:_______________________________________________

                              Name:_____________________________________________

                              Title:____________________________________________



                              INSIGHT COMMUNICATIONS COMPANY, L.P.

                              By:  Insight Communications Company, Inc., its
                                  general partner


                              By:_______________________________________________

                              Name:_____________________________________________

                              Title:____________________________________________